TRANSFER AGENT AND REGISTRAR AGREEMENT
                     --------------------------------------
                                    * * * * *

         THIS AGREEMENT made and entered into as of this 28th day of June, 1993, by and between:

          NEVADA AGENCY AND TRUST COMPANY, 50 West Liberty, Suite 880, Reno, Nevada, 89501, hereinafter called "Transfer Agent", and

          SCN, LTD., 3107 Trueno Drive, Henderson, Nevada 89014, hereinafter called "Company".

         NOW THEREFORE, for valuable consideration and mutual promises herein contained, the parties hereto agree as follows, to wit:

         1. [APPOINTMENT OF TRANSFER AGENT] The Company hereby appoints Transfer Agent as the transfer agent and registrar for the Company's stock, commencing as of this 28th day of June, 1993.

         2. [COMPANY'S DUTY] The Company agrees to deliver to Transfer Agent a complete up-to-date stockholder list showing the name of the individual stockholder, current address, the number of shares, and the certificate numbers. It is understood and agreed that the Transfer Agent is not responsible for any omissions or errors in the transfer or registration of stock certificates that may have occurred prior to the execution of this Agreement, whether on the part of the Company itself or its previous transfer agent or agents. The Company hereby agrees to indemnify Transfer Agent in this regard for all claims made.

          3. [STOCK CERTIFICATES] The Company agrees to provide an adequate number of stock certificates to handle the Company's transfers on a current basis. Upon receipt of the Transfer Agent's request, the company agrees to furnish additional stock certificates as Transfer Agent deems necessary considering the volume of transfers. The stock certificates shall be supplied aat the Company's cost. The Transfer Agent agrees to order stock certificates from its printer upon request of the Company.

          4. [TRANSFER AGENT DUTIES] Transfer Agent agrees to handle the Company's transfers, record the same, and maintain a stock ledger, together with a file containing all correspondence relating to said transfers, which records shall be kept confidential and be available to the Company and its Board of Directors or to any person specifically authorized by the Board of Directors to review the records ~which shall be made available by Transfer Agent during the regular business hours.

          5. [TRANSFER AGENT REGISTRATION] Transfer Agent warrants that it is registered as a transfer agent with the Securities and Exchange Commission. under the Securities Exchange Act of 1934 as amended. Transfer Agent agrees that it will keep its registration in effect and will file all required reports when due.

          6. [STOCKHOLDER LISTS] From time to time as necessary for Company stockholder meetings, the Transfer Agent will certifv and make available the current active stockholder list for Company purposes. It is agreed that a reasonable charge for supplying such list will be made by Transfer Agent to the Company. It is further agreed that in the event the Transfer Agent received a request or a demand from a stockholder, or the attorney or agent for a stockholder, for a list of stockholders, the Transfer Agent will serve written notice of such request by certified mail to the Company. The Company will have forty-eight (48) hours to respond in writing to the Transfer Agent. If the Company orders the Transfer Agent to withhold delivery of a list of stockholders as requested, the Transfer Agent agrees to follow the orders of the Company. The Company will then follow the procedure set forth in the Uniform Commercial Code to restrain the Transfer Agent from making delivery of a stockholder list:

          7. [TRANSFER FEE] Transfer Agent agrees to assess and collect from the person requesting a transfer and/or' the transferor, a fee of Ten and No/100 Dollars ($10.00) for each stock certificate issued, except original issues of stock certificates, which fees shall be paid by the Company. ,This fee may be decreased or increased at any time by the Transfer Agent. This fee shall be the property of the Transfer Agent. In the event the Company requires irregular stock certificates to be issued, then the parties shall mutually agree to such additional fee.

          8. [ANNUAL FEE] The Company agrees to pay the Transfer Agent an annual fee of One Thousand Dollars ($1,000.00,). This fee reimburses the Transfer; Agent for the expense and time required to respond to the,written and oral inquiries from brokers and the investing public. The first Annual Fee is due on the 1st day of January, 1993.

          9. [TERMINATION] This agreement may be terminated by either party giving written notice of such termination to the other party at least ninety

(90) days before the effective date. The Transfer Agent shall return all of tile transfer records to the Company and its duties and obligations as Transfer Agent shall cease at that time. The Transfer Agent will be paid a termination fee of $1.00 per registered stockholder of the company at the time written termination notice is served.

         10.  [COMPANY  STATUS] The Company  will  promptly  advise the Transfer
Agent of any changes or amendments to the Articles of Incorporation, any significant changes in corporate status, changes in officers, etc., and of all changes in filing status with Securities and Exchange Commission, or any state entity, and to hold the Transfer Agent harmless from its failure to do so.

         11. [INDEMNIFICATION OF TRANSFER AGENT] The Companv agrees to indemnify and hold harmless the Transfer Agent of, and from any and all loss, liability or damage, including reasonable attorneys' fees and expenses, arising out of, or resulting from the assertion against the Transfer Agent of any claims, debts or obligations in connection with any of the Transfer Agent's duties as set forth in this Agreement, and specifically it is understood that the Transfer Agent shall have the right to apply to independent counsel at the Company's expense in following the Company's directions, and orders. The Company will not be liable for any. willful misconduct or default on the part of the Transfer Agent. The Company will be liable for the Transfer Agent's responsibility to third parties when the Transfer Agent and Registrar is acting in accordance with normal business procedures.

         12. [COUNTERPARTS] This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be original, but all such counterparts shall constitute one and the same instrument.

         13. [NOTICES] Anv notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, address as follows:

          To the Company:
          SCN, LTD
          3107 Trueno Drive
          Henderson, Nevada 89014

          To the Transfer Agent:
          NEVADA AGENCY AND TRUST COMPANY 50 West Liberty Street, Suite 880 Reno, Nevada 89501

         14. [MERGER CLAUSE] This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orallv, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto and in accordance with 9 above.

         15. [GOVERNING LAW] This Agreement shall be governed by and construed in accordance with the laws of the Stage of Nevada. '

          THIS AGREEMENT has been executed by the parties hereto as of the day and year first above written, by duly authorized officer or officers of said parties and the same will be binding upon the assigns and successors in interest of the parties hereto.

                               NEVADA AGENCY AND TRUST COMPANY


                               Transfer Agent and Registrar
                               By: /s/Cecil Ann Walker
                                   -------------------
                                   Cecil Ann Walker
                                   President

                               SCN, LTD.

                               By: /s/Maurice Furlong
                                   -------------------
                                   Maurice Furlong
                                   President